Consulting Agreement

         THIS CONSULTING AGREEMENT (this "Agreement'), made and entered into this 22nd day of July, 1999, by and between Wordcruncher Technologies Inc., with an address at 405 East 12450 South, Draper UT 84092 (hereinafter "Customer"), and ACSIOM, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts, with an address at 100 Venture Way, Hadley, MA 01035 (hereinafter "Consultant"; collectively, the "Parties"):

SECTION 1.  SCOPE OF SERVICES

         1.1 Services. Consultant agrees to provide, and Customer agrees to accept, the consulting services described in Exhibit A hereto.

         1.2 Conduct of Services. All work shall be performed in a workmanlike and professional manner.

         1.3 Method of Performing Services. Consultant shall have the right to determine the method, details, and means of performing the work to be performed for Customer. Customer shall ,however, be entitled to exercise general power of supervision and control over the results of work performed by Consultant to assure satisfactory performance, including the right to inspect, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

         1.4  Scheduling.  The services  provided by Consultant  are expected to
require  a  substantial  part  of  Consultant's   available  business  time  and
availability.

         1.5 Reporting. Customer and Consultant shall develop appropriate administrative procedures for coordinating with each other. Customer shall periodically provide Consultant with evaluations of Consultant's performance.

         1.6 Place of Work. Consultant will perform its work for Customer primarily at Consultant's premises except when such projects or tasks require Consultant to travel off site or to Customer.

SECTION 2.  TERM AND TERMINATION

         2.1 Term. The term of this Agreement shall commence on the date set forth above and shall continue through December 31, 1999. Thereafter, Customer and Consultant can renew this Agreement for further terms.

         2.2 Termination. This Agreement may be terminated by either party upon written notice, if the other party breaches any obligation provided hereunder and the breaching party fails to cure such breach within the 60-day period; provided that the cure period for any failure of Customer to pay fees and charges due hereunder shall be fifteen (15) days from the date of receipt by Customer of notice of such failure.

         2.3 Remaining Payment. Within 60 days of termination of this Agreement for any reason, Consultant shall submit to Customer an itemized invoices for any fees or expenses theretofore accrued under this Agreement.

SECTION 3.  FEES, EXPENSES, AND PAYMENT

         3.1 Fees. In consideration of the services to be performed by Consultant, Consultant shall be entitled to compensation as described in Exhibit B hereto. If compensation is due on a periodic basis (e.g., weekly, bi-weekly), then the compensation that accrues in each period shall be paid to Consultant on the last day of such period. All other compensation shall be paid to Consultant within ten (10) days after receipt of Consultant's invoice.

         3.2 Estimates. Estimates of total fees may be provided by Consultant, upon request of Customer. Such estimates are not guaranteed by Consultant. Consultant will, however, notify Customer as soon as possible if the estimate will be exceeded, and Customer may then terminate the project and pay only for services actually rendered if Customer chooses.

         3.3 Reimbursement of Expenses. In addition to the foregoing, Customer shall pay Consultant its actual out-of-pocket expenses as reasonably incurred by Consultant in furtherance of its performance hereunder. Consultant agrees to provide Customer with access to such receipts, ledgers, and other records as may be reasonably appropriate for Customer or its accountants to verify the amount and nature of any such expenses. Expenses shall be reimbursed within ten (10) days after receipt of Consultant's voice.

SECTION 4.  RESPONSIBILITIES OF CONSULTANT FOR TAXES AND OTHER MATTERS

         4.1 Taxes. As an independent contractor, Consultant shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Consultant. Consultants shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of Customer may be entitled.

SECTION 5.  CONFIDENTIALITY

         5.1 Restrictions. The Parties acknowledge that in order to perform the services called for in this Agreement, it shall be necessary for the Parties to disclose to each other certain Trade Secret(s) of the other. The Parties agree that they shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any third parties, except as authorized by disclosing party in writing.

         5.2 Trade Secrets Defined. As used herein, the term "Trade Secret(s)" shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to the other party and not generally known in the industry. Trade Secrets, shall not include:
(1) information generally available to the public, (2) information released by the disclosing party to the receiving party without restriction, (3) information independently developed or acquired by the party or its personnel without reliance in any way on other protected information of the other party, or (4) information approved for the use and disclosure by the disclosing party or its personnel without restriction.

SECTION 6.  RIGHTS IN WORK PRODUCT

         6.1 Ownership of Work Product. All Work Product shall be considered work(s) made by Consultant for hire for Customer and shall belong exclusively to Customer and its designees. If by operation of law any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Customer automatically upon creation thereof, then Consultant agrees to assign, and hereby assigns, to Customer and its designees the ownership of such Work Product, including all related intellectual property rights.

         6.2 Incidents and Further Assurances. Customer may obtain and hold in its own name copyrights, registrations, and other protection that may be available in the Consultant. Consultant agrees to take such further actions and execute and delivery such further agreements and other instruments as Customer may reasonably request to give effect to this Section 6.

         6.3 Pre-existing Materials. Consultant may include in the work Product pre-existing work or materials provided they are owned or licensable without restriction by Consultant. To the extent that pre-existing work or materials owned or licensed by Consultant are included in the Work Products, Consultant shall endeavor to identify any such work or materials. Consultant grants to Customer (as an exception to the transfer and assignment provided in this Section 6) an irrevocable, nonexclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, perform, and distribute (internally and externally) copies of, and prepare derivative works based upon, such work and materials, and the right to authorize others to do any of the foregoing.

         6.4      This section intentionally left blank

         6.5 Third Party Materials. Consultant has advised Customer that in connection with the services to be performed hereunder, that Customer shall necessarily enter into a licensing arrangement for the acquisition of "Source Code Rights" to the Dataware inquiry search engine.

SECTION 7.  ASSURANCES

         7.1 No Conflict. Consultant represents and warrants that it has no obligations to any third party which will in any way limit or restrict its ability to perform consulting services to Customer hereunder. Consultant agrees that it will not disclose to Customer, nor make use in the performance of any work hereunder, any trade secrets or other proprietary information of any third party, unless Consultant may do so without Consultant or Customer incurring any obligation (past or future) to such third party for such work or any future application thereof.

         7.2 Additional Value from Hiring. Customer acknowledges that Consultant provides a valuable service by identifying and assigning personnel for Customer's work. Customer further acknowledges that Customer would receive substantial additional value, and Consultant would be deprived of the benefits of its work force, if Customer directly hires Consultant's personnel after they have been introduced to Customer by Consultant.

         7.3 No Hiring Without Prior Consent. Without the prior written consent of Consultant, Customer shall not recruit or hire any personnel of Consultant who are or have been assigned to perform work until two (2) years after the completion of the last services performed by Consultant.

         7.4 Hiring Fee. In the event that Customer hires any personnel of Consultant who are or have been assigned to perform work for Customer within two
(2) years of the date of such hiring, Customer shall pay Consultant an amount equal to twenty-five percent (25%) of the total first year compensation Customer pays such personnel as a fee for the additional benefit obtained by Customer, and in no event shall be less than twenty-five percent (25%) of the annualized amount billed to Customer by Consultant for such personnel.

SECTION 8.  LIMITATIONS

         8.1 CONSULTANT DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITS PERSONNEL OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL CONSULTANT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, OR FOR ACTS OF NEGLIGENCE WHICH ARE NOT INTENTIONAL OR RECKLESS IN NATURE, REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         8.2 Total Liability. Customer agrees that Consultant's liability hereunder for damages, regardless of the form of action, shall not exceed the total amount paid for services under the applicable estimate or in the authorization for the particular service if no estimate is provided.

SECTION 9.  MISCELLANEOUS

         9.1 Force Majeure. Consultant shall not be liable to Customer for any failure or delay caused by events beyond Consultant's control, including, without limitation, Customer's failure to furnish necessary information, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, or technical failures.

         9.2 Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts as they apply to a contract entered into and performed entirely in that State. The Parties do hereby consent to jurisdiction and venue in a court of competent jurisdiction in the county of Consultant's principal place of business at the time of bringing such action.

         9.3 Independent Contractors. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Customer and either Consultant or any employee or agent of Consultant.

         9.4 Notices. All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein , unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

         9.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

         9.6 Indemnification. Customer shall defend, indemnify and hold harmless Consultant from and against all claims, liability, losses, damages and expenses (including attorneys' fees and court costs) arising from or in connection with the use or application of Consultant's work by Customer or any direct or indirect purchaser or licensee of Customer.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

CUSTOMER:                           Wordcruncher Technologies


                                    By:     Martin Cryer
                                    Title:  V.P. Product Development
                                    Date:   22nd July, 1999

CONSULTANT:                         ACSIOM, Inc.


                                    By:     Robert Eaton
                                    Title: Director of Business Development
                                    Date: July 22, 1999


                                    Exhibit A

                       Description of Consulting Services

Services provided under this contract are to be focused on assisting WordCruncher with the first release of Spyhop, a vertical business web portal. ACSIOM/CIIR's expertise in search engine design and high-end implementation is where most assistance shall be provided. ACSIOM suggests the following work plan, but recognizes that the scope and work to be performed will adapt to meet WordCruncher's goals. The following description of services shall be used as a guideline.

The services provided under this contract, will be in two areas:

1) Consulting on Search Site design, architecture, optimization, and problem areas. ACSIOM will provide access to senior researchers, staff, and other experts on the Inquery search engine. The initial design phase is where this effort will start. After this phase, additional areas needing this advanced expertise will be more evident. It is expected that at least four different consultants will provide services on different aspects of the system design. The researchers from the University of Massachusetts most likely to contribute are Bruce Croft (Director of CIIR), Jamie Callan (Assistant Director of CIIR), James Allan (Leading CIIR Researcher), and Zhehong Lu (Ph.D. and expert in Inquery optimization).

2) Provide a senior developer to work closely with WordCruncher's staff, the researchers and designers in CIIR, and Dataware. The developer will coordinate the activities provided through our consultants and take on areas of development where ACSIOM can be of the greatest assistance. For example, in areas where Inquery source code need modification. It is planned that this developer will be central to additional contracts between WordCruncher and ACSIOM. ACSIOM's central role in the search facility development will allow us to integrate new technologies in the next round of development.

Licenses for the Inquery search engine shall be provided in a separate license document.


                                    Exhibit B

                                      FEES

The services provided under this contract are broken into three categories: high-end consulting, development, and support.

Consulting: Rates on consulting will vary from $1,000 to $2,500 per day, depending on the consultant involved. All rates and a work plan will be agreed upon prior to start of work. These services are expected to run at $50,000 to $70,000 through the end of this contract.

Developer: The developer will have a constant run rate of $100 to $120 per hour. ACSIOM will assign this person to the project beginning in July and continue through the end of this contract. These services are not to exceed $125,000 without prior written authorization of WordCruncher's project manager.

Support: The support fee is in effect as the Dataware/Wordcruncher license dated July 22, 1999 is in effect (3-5 years). The support fee is based on an annual rate of 15% of the software licensed under the Dataware/Wordcruncher License dated July 22, 1999. The support fee will be reduced to an annual rate of 7.5% during months where ACSIOM is supplying more than 80 hours of development services. A software support fee will be billed in quarterly installments.

All travel expense related to these services are to be paid by WordCruncher. Travel time is expensed portal to portal.

All work provided through this contact will be invoiced monthly.